EXHIBIT 10.77

AMENDMENT
TO THE
POSTRETIREMENT LIFE INSURANCE PLAN OF
THE PACIFIC GAS AND ELECTRIC COMPANY

A.    Adoption and effective date of amendment. This Amendment to the Postretirement Life Insurance Plan of the Pacific Gas and Electric Company (the “Plan”) is adopted by the Employee Benefit Committee of PG&E Corporation pursuant to its authority set forth in the Plan. This Amendment shall be effective as of January 1, 2020.

B.    Supersession of inconsistent provisions. This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

C.    A new Section 3.01(c) of the Plan is added to read as follows:

(c)    Notwithstanding anything herein to the contrary, individuals who previously received a lump sum cash payment under Section 3.01(b) of the PLAN that was not coded as a “Postretirement Life Insurance Plan” payment in the payroll records of the COMPANY, and who continued to receive communications regarding a continuing PLAN benefit, may elect to purchase supplemental life insurance under the PLAN; provided that, each such individual enters into, and continues to abide by the terms of, an agreement with the EMPLOYEE BENEFIT COMMITTEE setting forth the terms of such purchase.

The foregoing amendment was duly adopted by the Employee Benefit Committee on
December 28, 2020, pursuant to the authority described above.

/s/ JOHN R. SIMON
____________________________________
John R. Simon
Chairman, Employee Benefit Committee

______12/29/2022______________________________
Date